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                                                                   Exhibit 23.07


                              ACCOUNTANTS' CONSENT


The Board of Directors
Soundelux Entertainment Group, Inc.:

We consent to the inclusion of our report dated March 3, 2000, with respect to the consolidated balance sheets of Soundelux Entertainment Group, Inc. and subsidiaries as of January 2, 2000 and December 27, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 2, 2000, which report appears in the Form S-4 of AT&T Corp. We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement.



                                             /s/  KPMG LLP


Los Angeles, California
May 1, 2000